Exhibit 99.1

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
October 27, 2005	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS REPORTS THIRD QUARTER EPS

UP 17% to $0.34 PER SHARE

Note: Harte-Hanks will hold a third quarter earnings conference call on October 27, 2005 at 10AM CST. The number is 800-988-9498 domestic or 210-234-0007 international, passcode 121693. The conference call will also be audio webcast. To access, please go to http://e-meetings.mci.com, conference number 3241923, passcode 121693. There will be an audio replay available shortly after the call through November 3, 2005. To access, please call 800-284-5340 or 402-998-1028 or visit www.harte-hanks.com/earnings_audio/audio_stream.html.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported third quarter 2005 diluted earnings per share of $0.34 on revenues of $281.7 million. These results compare to diluted earnings per share of $0.29 on $262.6 million in revenue for the third quarter of 2004.

The following table presents financial highlights of the company’s operations for the third quarter of 2005. Full financial results are below.

RESULTS FROM OPERATIONS

(In thousands, except per share amounts)	Three Months Ended September 30,
	2005	2004	% Change
Operating revenues	$281,735	$262,566	7.3%
Operating income	48,605	43,506	11.7%
Net income	28,825	25,653	12.4%
Diluted earnings per share	0.34	0.29	17.2%
Diluted shares (weighted average common and common equivalent shares outstanding)	85,408	87,259	-2.1%

In the discussion below the company intends to provide investors a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. Harte-Hanks evaluates operating performance based on several measures, including the non- GAAP measure of free cash flow, defined as net income plus depreciation and amortization less capital expenditures, as Harte-Hanks believes this is an important measure of the operational strength of its business. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for net income as an indicator of operating performance.

For the nine months ended September 30, 2005, the company’s revenues were up 10.8% to $834.0 million and operating income increased 17.6% to $138.7 million. Diluted earnings per share increased 21.5% for the nine months ended September 30, 2005 to $0.96, compared to $0.79 for the 2004 nine-month period.

Commenting on the third quarter 2005 performance, Chief Executive Officer Richard Hochhauser said, “Our people delivered another solid quarter of results. Diluted earnings per share increased 17.2% on 7.3% revenue growth. Operating income grew 11.7% and we generated $31.3 million of free cash flow in the quarter.”

Discussing the performance of individual business segments, Hochhauser said, “Direct marketing had another strong quarter of delivering profit growth. We have made real progress on our goal of improving the profitability of our direct marketing business—operating income margins were up 110 basis-points compared to the prior year, with operating income up 12.3% on 4.0% revenue growth. Four of our five vertical markets had year-over-year growth. The retail and healthcare/pharma vertical markets showed low double-digit revenue growth over the prior year, with the select vertical market delivering high single-digit growth and the financial vertical market delivering mid single-digit growth. After delivering mid-teens to 20% year-over-year revenue growth in each of the previous two years’ third quarters, our high tech/telecom vertical market showed a high single-digit revenue decline, and we would expect this trend to continue over the next couple of quarters as we cycle against this strong, multi-year growth.”

Turning to shopper performance, Hochhauser said, “Shoppers revenue grew 12.7% compared to the prior year period, with operating income growth of 9.1%. Both revenue and operating income growth rates were positively impacted by the Tampa Flyer acquisition, with the operating income margin decline also attributable to this acquisition. Absent the impact of the Tampa acquisition, revenue growth would have been in the mid single-digits, and year-over-year operating income margins would have improved. In addition to Tampa, shopper growth was driven by ROP (in-book advertising), while distribution revenue was down reflecting the competitive environment in Southern California and some customer specific issues.”

Concluding, Hochhauser said, “We are pleased with the profit performance in each of our businesses, particularly in light of the difficult year-over-year revenue comparisons we were facing this quarter. Our businesses continue to deliver strong bottom line growth. Although fourth quarter revenue comparisons become even more challenging given the very strong fourth quarter we had in 2004, we feel good about the ability of our people and our businesses to continue to deliver solid performance. While we are still assessing the short-term financial impact on our shopper operations in South Florida that suffered business disruption and some property damage from Hurricane Wilma earlier this week, based on what we know to date we do believe that fourth quarter EPS will be higher than EPS in the fourth quarter of 2004 even with the impact from this hurricane. We continue to be excited about targeted marketing in general and our businesses in particular.”

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding management’s expectations with respect to the company’s future revenues, earnings per share and operating income. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services by its clients and prospective clients (including the willingness and ability of the company’s clients to maintain or expand their spending), the financial condition of its clients, economic and other business factors that impact the industries that the company serves, the timing and ability of the company to manage the level of personnel and capacity in the future, competitive factors in the company’s markets, concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, fluctuations in paper prices and postal rates, the impact of Hurricane Wilma on the company’s operations in southern Florida (including the timing of the return of electrical power in that region, the timing and the ability of the company and its customers to return to full operational capacity , the ability to deliver mail in that region, and the cost the company will incur to repair any resulting damage), and general or regional economic conditions, among other factors. A further list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities and Exchange Commission.

Highlights of the third quarter included:

Shoppers:

•	Harte-Hanks announced the corporate promotion of Peter Gorman to the position of executive vice president. Gorman, who is president and chief executive officer of Harte-Hanks Shoppers, has lead shoppers during a period of 10 consecutive years of outstanding revenue and profit growth during which time significant investments have been made in business expansion in California and Florida. Gorman has been with the company since he joined the PennySaver in 1979 as a regional sales manager. He holds a bachelor’s degree from Parsons College and has completed the Program for Management Development at the Harvard Business School.

•

Harte-Hanks announced the corporate promotion of Bill Carman to the position of senior vice president. Carman, who leads Harte-Hanks Shoppers/San Diego and has ultimate responsibility for its Northern California Shoppers, has been in the shoppers and printing business for more than 30 years. He has been with the PennySaver in San Diego (which was acquired by Harte-Hanks in 1997) since 1983 when he began as a plant manager. He attended Golden West College and served in the U.S. Army.

•	Harte-Hanks Shoppers announced the leadership promotion of Mike Paulsin, who is a vice president and corporate officer. He will now lead the company’s Southern California PennySaver shoppers operation in Brea, California. Paulsin joined Harte-Hanks in 1988, and has served in a number of financial and operating positions in the company’s shoppers businesses. He earned his bachelor’s degree from Purdue University and a master’s degree from California State University—Fullerton.

•	Harte-Hanks Shoppers announced the leadership promotion of Gregory Snyder to the position of vice president, finance, replacing Mike Paulsin. He was previously the vice president of finance and operations for The Flyer in Miami, Florida. Snyder is a certified public accountant in Florida and a graduate of Florida International University, where he earned both a bachelor’s and master’s degree.

•	The newly acquired Tampa Flyer grew circulation by approximately 70,000 through third quarter expansion into the cities of Hudson, Dade City and Zephyrhills in Pasco County, Florida. This expansion pushed the circulation of the Tampa business over the one million mark.

Direct Marketing:

•	A world-wide automotive manufacturer selected Harte-Hanks to enhance customer loyalty and increase satisfaction with the brand by improving customer management and increasing the impact of each customer point of communication. Harte-Hanks will help this client improve its customer service experience by creating an integrated contact center to handle inbound calls and assist customers in finding the right product and dealer for their needs, and will handle response management, fulfillment and distribution needs as well as qualify and forward leads to appropriate channels for follow-up using the lead management program.

•	Harte-Hanks was awarded a new patient relationship marketing program by a large international biotechnology firm. Harte-Hanks will further enhance the customer’s client database through research and communicate to patients/caregivers.

•	Harte-Hanks won a contract to build and host a global, enterprise-wide marketing database for one of the world’s top enterprise software firms. The database will support both the corporate and field marketing endeavors at the firm, as well as the field sales initiatives. It will be used to develop and execute marketing campaigns, drive new demand generation efforts, and measure and monitor both channel partner and company sales initiatives.

•	Harte-Hanks was awarded contracts with two large hi-tech companies to take inbound telesales and create an inbound call center.

•	During the quarter, Harte-Hanks Trillium Software® entered into a strategic agreement with Informatica to provide organizations with global customer data quality solutions for business-critical integration initiatives. Additionally, we released “Diamond Data 1.2.1 for Appforce,” a data quality and enrichment software solution driven by the Trillium Software System available to salesforce.com clients for the management of their customer, prospect and partner data.

•	Harte-Hanks Postfuture®, a leading E-mail Service Provider (ESP), launched six U.S. and European service centers offering a broad range of e-mail marketing services tailored for retail, technology, pharmaceutical, financial and other vertical markets. Each center has a dedicated staff of e-mail specialists with expertise in vertical direct marketing solutions capable of managing e-mail marketing programs for clients using the Harte-Hanks Postfuture® Enterprise Edition e-marketing suite.

•	Harte-Hanks announced the promotion of David Siesel to the position of chief technology officer, data-based marketing solutions. Previously, Siesel was senior vice president, product and systems development, in the Billerica, Massachusetts offices of Harte-Hanks, a position he held since first joining Harte-Hanks in 2002. He graduated from California State University in Hayward.

•	Harte-Hanks appointed Charles Struby, Ph.D. as managing director, direct marketing at its Kansas City business location. Dr. Struby is a 23-year pharmaceutical executive, having served more than two decades in a variety of management positions at various companies. He initiated his career as a certified public accountant and auditor with KPMG. Dr. Struby holds a bachelor’s degree from Kansas State University, a master’s degree from Louisiana State University, and a doctor of philosophy degree from the University of Missouri at Kansas City.

•	Harte-Hanks appointed George Wiedemann as managing director within the direct marketing group, a position that is new in the company. Wiedemann was most recently the president and chief executive officer of Rewards Network and Responsys Inc. He is also a former chairman of the Direct Marketing Association and a 15-year member of the DMA Board of Directors. He will be based in New York and will work to bring in new accounts.

Corporate:

•	Harte-Hanks paid a regular cash dividend of 5.0 cents per share on September 16, 2005 to shareholders of record on September 6, 2005.

•	Harte-Hanks purchased 1.7 million shares of its common stock in the third quarter bringing the year-to-date repurchase total to 2.8 million shares. There are approximately

2.8 million shares remaining from repurchase authorizations at September 30, 2005. Since January 1997 the company has acquired approximately 42.1 million shares (split adjusted) under its repurchase program.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Expert at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,000 separate editions with circulation in excess of 12 million in California and Florida each week.

##

For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share data	2005	2004	2005	2004
Operating revenues	$281,735	$262,566	$834,038	$752,970
Operating expenses:
Labor	102,550	99,726	312,227	291,175
Production and distribution	101,554	91,326	293,935	261,247
Advertising, selling, general and administrative	21,071	20,987	65,874	61,071
Depreciation and amortization	7,955	7,021	23,258	21,515

	233,130	219,060	695,294	635,008

Operating income	48,605	43,506	138,744	117,962

Other expenses (income):
Interest expense	554	239	1,262	671
Interest income	(43)	(31)	(158)	(322)
Other, net	446	243	1,217	928

	957	451	2,321	1,277

Income before income taxes	47,648	43,055	136,423	116,685
Income tax expense	18,823	17,402	53,398	46,697

Net income	$28,825	$25,653	$83,025	$69,988

Basic earnings per common share	$0.34	$0.30	$0.98	$0.81

Weighted-average common shares outstanding	83,752	85,612	84,316	86,467

Diluted earnings per common share	$0.34	$0.29	$0.96	$0.79

Weighted-average common and common equivalent shares outstanding	85,408	87,259	86,056	88,084

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended September 30,			Nine months ended September 30,
In thousands	2005	2004	% Change	2005	2004	% Change
OPERATING REVENUES:
Direct Marketing	$168,861	$162,410	4.0%	$507,268	$461,804	9.8%
Shoppers	112,874	100,156	12.7%	326,770	291,166	12.2%

Total operating revenues	$281,735	$262,566	7.3%	$834,038	$752,970	10.8%

OPERATING INCOME:
Direct Marketing	$26,395	$23,508	12.3%	$75,890	$61,217	24.0%
Shoppers	25,096	23,013	9.1%	72,469	64,801	11.8%
General corporate expense	(2,886)	(3,015)	4.3%	(9,615)	(8,056)	-19.4%

Total operating income	$48,605	$43,506	11.7%	$138,744	$117,962	17.6%

DEPRECIATION AND AMORTIZATION
Direct Marketing	$6,099	$5,601	8.9%	$18,214	$17,247	5.6%
Shoppers	1,850	1,413	30.9%	5,027	4,245	18.4%
General corporate expense	6	7	-14.3%	17	23	-26.1%

Total depreciation and amortization	$7,955	$7,021	13.3%	$23,258	$21,515	8.1%

Reconciliation of Net Income to Free Cash Flow
	Three months ended September 30,			Nine months ended September 30,
In thousands	2005	2004		2005	2004
Net Income	$28,825	$25,653		$83,025	$69,988
Add: depreciation and amortization	7,955	7,021		23,258	21,515
Less: capital expenditures	5,435	5,834		22,328	22,115

Free cash flow	$31,345	$26,840		$83,955	$69,388

Harte-Hanks, Inc.

Consolidated Balance Sheets (in thousands, except share amounts)

	(Unaudited) September 30, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$18,541	$38,807
Accounts receivable, net	170,287	168,755
Inventory	7,373	6,086
Prepaid expenses	15,337	16,664
Current deferred income tax asset	14,972	13,812
Other current assets	9,801	6,373

Total current assets	236,311	250,497

Property, plant and equipment, net	115,552	113,770
Goodwill, net	502,748	458,171
Other intangible assets, net	17,115	2,067
Other assets	3,690	3,848

Total assets	$875,416	$828,353

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$10,000
Accounts payable	57,111	55,632
Accrued payroll and related expenses	30,746	36,539
Customer deposits and unearned revenue	54,049	53,707
Income taxes payable	16,618	17,239
Other current liabilities	11,181	9,075

Total current liabilities	169,705	182,192

Long-term debt	48,000	—
Other long-term liabilities	82,848	74,362

Total liabilities	300,553	256,554

Stockholders' equity
Common stock, $1 par value, authorized: 250,000,000 shares Issued at September 30, 2005: 115,205,786 shares; at December 31, 2004: 114,505,329 shares;	115,206	114,505
Additional paid-in-capital	265,648	253,515
Accumulated other comprehensive loss	(16,504)	(15,192)
Retained Earnings	953,165	882,750
Less treasury stock, September 30, 2005: 32,436,795 shares at cost; December 31, 2004: 29,524,064 shares at cost;	(742,652)	(663,779)

Total stockholders' equity	574,863	571,799

Total liabilities and stockholders' equity	$875,416	$828,353